Exhibit 4.2

SUBSIDIARY GUARANTY

SUBSIDIARY GUARANTY dated as of March 12, 2010 made by The Black & Decker Corporation, a Maryland corporation (the “Guarantor”), in favor of the Administrative Agent and the Lenders (as defined in the Credit Agreement referred to below).

PRELIMINARY STATEMENT. Stanley Black & Decker, Inc. (formerly known as The Stanley Works), a Connecticut corporation (the “Company”), and the parent company of the Guarantor, is party to an Amended and Restated Credit Agreement dated as of February 27, 2008, and Amendment No. 1 thereto dated as of February 17, 2009 (such Credit Agreement, as so amended, the “Credit Agreement”; capitalized terms used herein have the meanings assigned to such terms in the Credit Agreement). The Guarantor may receive, directly or indirectly, a portion of the proceeds of the Advances under the Credit Agreement and will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement. It is a condition precedent to the effectiveness of Amendment No. 2 to the Credit Agreement dated as of the date hereof (the “Amendment”) and the continued making of Advances by the Lenders under the Credit Agreement from time to time that the Guarantor shall have executed and delivered this Guaranty.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to enter into the Amendment and to make Advances under the Credit Agreement from time to time, the Guarantor hereby agrees as follows:

SECTION 1. Guaranty; Limitation of Liability. (a)    To induce the other parties to enter into the Amendment and for other valuable consideration, receipt of which is hereby acknowledged, the Guarantor hereby unconditionally and irrevocably guarantees to the Administrative Agent, each Lender and their respective successors and permitted assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Advances to and the Notes of each other Loan Party and all other amounts whatsoever now or hereafter payable or becoming payable by each other Loan Party under the Credit Agreement and each other Loan Document, in each case strictly in accordance with the terms thereof (collectively, the “Guaranteed Obligations”). The Guarantor hereby further agrees that if any other Loan Party shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. This Section 1 is a continuing guaranty and is a guaranty of payment and is not merely a guaranty of collection and shall apply to all Guaranteed Obligations whenever arising.

(b)    The Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of the Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this guaranty and the obligations of the Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of the Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

SECTION 2. Acknowledgments, Waivers and Consents. The Guarantor agrees that its obligations under this Guaranty shall be primary, absolute, irrevocable and unconditional under any and all circumstances and that the guaranty herein is made with respect to any Guaranteed Obligations now existing or in the future arising. Without limiting the foregoing, the Guarantor agrees that:

(a)    The occurrence of any one or more of the following shall not affect the enforceability or effectiveness of this Guaranty in accordance with its terms or affect, limit, reduce, discharge or terminate the liability of the Guarantor, or the rights, remedies, powers and privileges of the Administrative Agent or any Lender, under this Guaranty:

(i)    any modification or amendment (including by way of amendment, extension, renewal or waiver), or any acceleration or other change in the time for payment or performance of the terms of all or any part of the Guaranteed Obligations or any Loan Document, or any other agreement or instrument whatsoever relating thereto, or any modification of the Commitments;

(ii)    any release, termination, waiver, abandonment, lapse or expiration, subordination or enforcement of the liability of any other guaranty of all or any part of the Guaranteed Obligations;

(iii)    any application of the proceeds of any other guaranty (including the obligations of any other guarantor of all or any part of the Guaranteed Obligations) to all or any part of the Guaranteed Obligations in any such manner and to such extent as the Administrative Agent may determine;

(iv)    any release of any other Person (including any other guarantor with respect to all or any part of the Guaranteed Obligations) from any personal liability with respect to all or any part of the Guaranteed Obligations;

(v)    any settlement, compromise, release, liquidation or enforcement, upon such terms and in such manner as the Administrative Agent may determine or as applicable law may dictate, of all or any part of the Guaranteed Obligations or any other guaranty of (including any letter of credit issued with respect to) all or any part of the Guaranteed Obligations;

(vi)    the giving of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of, any other Loan Party or any other Person or any disposition of any shares of any Loan Party;

(vii)    any proceeding against any other Loan Party or any other guarantor of all or any part of the Guaranteed Obligations or any collateral provided by any other Person or the exercise of any rights, remedies, powers and privileges of the Administrative Agent and the Lenders under the Loan Documents or otherwise in such order and such manner as the Administrative Agent may determine, regardless of whether the Administrative Agent or the Lenders shall have proceeded against or exhausted any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Guaranty;

(viii)    the entering into such other transactions or business dealings with any other Loan Party, any Subsidiary or affiliate thereof or any other guarantor of all or any part of the Guaranteed Obligations as the Administrative Agent or any Lender may desire; or

(ix)    all or any combination of any of the actions set forth in this Section 2(a).

(b)    The enforceability and effectiveness of this Guaranty and the liability of the Guarantor, and the rights, remedies, powers and privileges of the Administrative Agent and the Lenders, under this Guaranty shall not be affected, limited, reduced, discharged or terminated, and the Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:

(i)    the illegality, invalidity or unenforceability of all or any part of the Guaranteed Obligations, any Loan Document or any other agreement or instrument whatsoever relating to all or any part of the Guaranteed Obligations;

(ii)    any disability or other defense with respect to all or any part of the Guaranteed Obligations, including the effect of any statute of limitations that may bar the enforcement of all or any part of the Guaranteed Obligations or the obligations of any other guarantor of all or any part of the Guaranteed Obligations;

(iii)    the illegality, invalidity or unenforceability of any security for or other guaranty (including any letter of credit) of all or any part of the Guaranteed Obligations or the lack of perfection or continuing perfection or failure of the priority of any Lien on any collateral for all or any part of the Guaranteed Obligations;

(iv)    the cessation, for any cause whatsoever, of the liability of any other Loan Party or any other guarantor with respect to all or any part of the Guaranteed Obligations (other than, subject to Section 3, by reason of the full payment of all Guaranteed Obligations);

(v)    any failure of the Administrative Agent or any Lender to marshal assets in favor of any other Loan Party or any other Person (including any other guarantor of all or any part of the Guaranteed Obligations), to exhaust any collateral for all or any part of the Guaranteed Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against such other Loan Party or any other guarantor of all or any part of the Guaranteed Obligations or any other Person or to take any action whatsoever to mitigate or reduce such or any other Person’s liability, the Administrative Agent and the Lenders being under no obligation to take any such action notwithstanding the fact that all or any part of the Guaranteed Obligations may be due and payable and that such other Loan Party may be in default of its obligations under any Loan Document;

(vi)    any counterclaim, set-off or other claim which any other Loan Party or any other guarantor of all or any part of the Guaranteed Obligations has or claims with respect to all or any part of the Guaranteed Obligations, or any counterclaim, set-off or other claim which the Guarantor may have with respect to all or any part of any obligations owed to the Guarantor by the Administrative Agent or any Lender (other than, without prejudice to Section 3, any counterclaim or other claim that the amount of the Guaranteed Obligation which is being claimed has been finally paid in full);

(vii)    any failure of the Administrative Agent or any Lender or any other Person to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person;

(viii)    any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Guaranteed Obligations (or any interest on all or any part of the Guaranteed Obligations) in or as a result of any such proceeding;

(ix)    any action taken by the Administrative Agent or any Lender that is authorized under this Guaranty or by any other provision of any Loan Document or any omission to take any such action;

(x)    any law, regulation, decree or order of any jurisdiction or Governmental Authority or any event affecting any term of the Guaranteed Obligations; or

(xi)    any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

(c)    To the fullest extent permitted by law, the Guarantor expressly waives, for the benefit of the Administrative Agent and the Lenders, all diligence, presentment, demand for payment or performance, notices of nonpayment or nonperformance, protest, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any other Loan Party under any Loan Document or other agreement or instrument referred to herein or therein, or against any other Person under any other guaranty of, or security for, any of the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation, incurring or assumption of new or additional Guaranteed Obligations.

SECTION 3. Reinstatement. The obligations of the Guarantor under this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any other Loan Party in respect of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender, whether as a result of insolvency, any proceedings in bankruptcy, dissolution, liquidation or reorganization or otherwise.

SECTION 4. Subrogation. The Guarantor hereby agrees that, until the final payment in full of all Guaranteed Obligations, it shall not exercise any right or remedy arising by reason of any performance by it of its guaranty in Section 1, whether by subrogation, reimbursement, contribution or otherwise, against any other Loan Party or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 5. Remedies. The Guarantor agrees that, as between the Guarantor and the Administrative Agent and the Lenders, the obligations of any other Loan Party under the Credit Agreement or any other Loan Documents may be declared to be forthwith due and payable as provided in Section 6.01 of the Credit Agreement (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 6.01) for purposes of Section 1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such other Loan Party and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such other Loan Party) shall forthwith become due and payable by the Guarantor for purposes of Section 1.

SECTION 6. Payments. Each payment by the Guarantor under this Guaranty shall be made in accordance with Section 2.09 of the Credit Agreement in the Currency in which the Guaranteed Obligations are denominated, without deduction, set-off or counterclaim at the Administrative Agent’s Account and free and clear of any and all present and future Taxes.

SECTION 7. Representations and Warranties of the Guarantor. The Guarantor represents and warrants as follows:

(a)    Corporate Existence. The Guarantor is a corporation duly organized and validly existing under the laws of the State of Maryland.

(b)    Corporate Authorization, Etc. The execution, delivery and performance by the Guarantor of this Guaranty are within the Guarantor’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the charter or bylaws of the Guarantor or (ii) any law or contractual restriction binding on or affecting the Guarantor or any of its Subsidiaries.

(c)    No Approvals. No authorization, approval or action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Guarantor of this Guaranty.

(d)    Enforceability. This Guaranty is the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms.

(e)    No Litigation. There is no pending or (to the best of the Guarantor’s knowledge) threatened action or proceeding against the Guarantor or any of its Subsidiaries or relating to any of their respective properties before any court, governmental agency or arbitrator, which purports to affect the legality, validity or enforceability of this Guaranty.

(f)    Investment Company. The Guarantor is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(g)    Disclosure. The information furnished in writing by or on behalf of the Guarantor to the Lenders in connection with the negotiation, execution and delivery of this Guaranty does not contain any material misstatements of fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(h)    No Defaults. The Guarantor is not in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect which could reasonably be expected to result in a Material Adverse Effect.

SECTION 8. Notices, Etc. All notices, demands, requests, consents and other communications provided for in this Guaranty shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as set forth in Section 8.02 of the Credit Agreement. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty shall be effective as delivery of an original executed counterpart thereof.

SECTION 9. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by such Lender to the Guarantor against any of and all the obligations of the Guarantor now or hereafter existing under this Guaranty, although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 11. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement

(including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 8.07 of the Credit Agreement. The Guarantor shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 12. Execution in Counterparts. This Guaranty may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of a manually executed counterpart of this Guaranty.

SECTION 13. Jurisdiction; Governing Law; Waiver of Jury Trial, Etc. (a)    Submission to Jurisdiction. The Guarantor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Guaranty.

(b)    Waiver of Venue. The Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and a claim that such proceeding brought in such a court has been brought in an inconvenient forum.

(c)    THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE GUARANTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective signatories thereunto duly authorized, as of the date first above written.

THE BLACK & DECKER CORPORATION

By	/s/ Mark Rothleitner
Name: Mark Rothleitner Title: Assistant Treasurer